CERTIFICATE OF DESIGNATION,
PREFERENCES AND RIGHTS OF
SERIES E PREFERRED STOCK OF
ECOSYSTEM CORPORATION

Pursuant to the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “General Corporation Law of the State of Delaware”), the undersigned officer does hereby certify:

FIRST:  That by the certificate of incorporation duly filed in the State of Delaware, as amended, this corporation is authorized to issue 4,000,000 shares of preferred stock, $.001 par value.  The authority of the Board of Directors with respect to the preferred stock is stated to be as follows:

‘FOURTH:                      ……….The Board of Directors is authorized, subject to limitations prescribed by law and the provisions hereof, to provide for the issuance from time to time of Preferred Stock in one or more series, and by filing a certificate pursuant to Section 151 of the Delaware General Corporation Law, as amended and supplemented from time to time, to establish the number of shares to be included in each such series, and fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of the shares of each such series not fixed hereby.  The aforesaid authorization of the Board shall include, but not be limited to, the power to provide for the issuance of shares of any series of Preferred Stock convertible, at the option of the holder or of the Corporation or both, into shares of any other class or classes or of any series of the same or any other class or classes.

SECOND:  That pursuant to the authority so vested in the Board of Directors of the Corporation by the provisions of the Corporation’s Certificate of Incorporation, the Board of Directors, at a meeting duly convened and held on July 15, 2009, adopted the following resolutions:

RESOLVED:  That pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation’s Certificate of Incorporation, as amended, a series of Preferred Stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated Series E Preferred Stock, to consist of Seven Hundred Sixty Six Thousand Two Hundred (766,200) shares, par value $.001 per share, which shall have the following designations, preferences, rights, qualifications, limitations and restrictions:

1.      Voting.  The holders of shares of Series E Preferred Stock shall have no voting rights.

2.      Dividends.  The holders of shares of Series E Preferred Stock shall not be entitled to the payment of dividends.

3.     Liquidation.   Upon the liquidation, dissolution and winding up of the Corporation, the holders of the Series E Preferred Stock shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of common stock, the sum of one tenth of One Cent ($0.001) per share, after which the holders of Series E Preferred Stock shall receive no further distribution.

4.      Conversion.  Subject to and in compliance with the provisions of this Section 4, any shares of Series E Preferred Stock may, at any time, at the option of the holder, be converted into fully paid and nonassessable shares of Common Stock (a “Conversion”).

4.1           Definitions.  For purposes of this Section 4, the following terms shall have the following definitions.

4.1.1.  “Breakout Price” shall mean:

a.	$0.002 until a total of 5,885 Series E Preferred shares has been converted.

b.	$0.00206 until a total of 11,770 Series E Preferred shares has been converted.

c.	$0.002123 until a total of 17,655 Series E Preferred shares has been converted.

d.	$0.002189 until a total of 23,540 Series E Preferred shares has been converted.

e.	$0.002259 until a total of 29,425 Series E Preferred shares has been converted.

f.	$0.002332 until a total of 35,310 Series E Preferred shares has been converted.

g.	$0.002408 until a total of 56,875 Series E Preferred shares has been converted.

h.	$0.002489 until a total of 80,680 Series E Preferred shares has been converted.

i.	$0.002573 until a total of 106,725 Series E Preferred shares has been converted.

j.	$0.002662 until a total of 135,010 Series E Preferred shares has been converted.

k.	$0.002755 until a total of 165,535 Series E Preferred shares has been converted.

l.	$0.002852 until a total of 198,300 Series E Preferred shares has been converted.

m.	$0.002955 until a total of 233,305 Series E Preferred shares has been converted.

n.	$0.003063 until a total of 270,550 Series E Preferred shares has been converted.

o.	$0.003176 until a total of 310,035 Series E Preferred shares has been converted.

p.	$0.003295 until a total of 351,760 Series E Preferred shares has been converted.

q.	$0.003419 until a total of 395,725 Series E Preferred shares has been converted.

r.	$0.00355 until a total of 441,930 Series E Preferred shares has been converted.

s.	$0.003688 until a total of 490,375 Series E Preferred shares has been converted.

t.	$0.003832 until a total of 541,060 Series E Preferred shares has been converted.

u.	$0.003984 until a total of 593,985 Series E Preferred shares has been converted.

v.	$0.004143 until a total of 649,150 Series E Preferred shares has been converted.

w.	$0.00431 until a total of 706,555 Series E Preferred shares has been converted.

x.	$0.004486 until a total of 766,200 Series E Preferred shares has been converted.

4.1.2. “Market Price” shall mean the average 30 day closing bid price as posted on the OTC Bulletin Board or on such other U.S. national exchange upon which the Common Shares may be listed.

4.1.3. “Minimum Conversion Price” shall mean:

a.	$0.003333 until a total of 5,885 Series E Preferred shares has been converted.

b.	$0.003433 until a total of 11,770 Series E Preferred shares has been converted.

c.	$0.003538 until a total of 17,655 Series E Preferred shares has been converted.

d.	$0.003649 until a total of 23,540 Series E Preferred shares has been converted.

e.	$0.003764 until a total of 29,425 Series E Preferred shares has been converted.

f.	$0.003886 until a total of 35,310 Series E Preferred shares has been converted.

g.	$0.004014 until a total of 56,875 Series E Preferred shares has been converted.

h.	$0.004148 until a total of 80,680 Series E Preferred shares has been converted.

i.	$0.004288 until a total of 106,725 Series E Preferred shares has been converted.

j.	$0.004436 until a total of 135,010 Series E Preferred shares has been converted.

k.	$0.004591 until a total of 165,535 Series E Preferred shares has been converted.

l.	$0.004754 until a total of 198,300 Series E Preferred shares has been converted.

m.	$0.004925 until a total of 233,305 Series E Preferred shares has been converted.

n.	$0.005105 until a total of 270,550 Series E Preferred shares has been converted.

o.	$0.005293 until a total of 310,035 Series E Preferred shares has been converted.

p.	$0.005491 until a total of 351,760 Series E Preferred shares has been converted.

q.	$0.005699 until a total of 395,725 Series E Preferred shares has been converted.

r.	$0.005917 until a total of 441,930 Series E Preferred shares has been converted.

s.	$0.006147 until a total of 490,375 Series E Preferred shares has been converted.

t.	$0.006387 until a total of 541,060 Series E Preferred shares has been converted.

u.	$0.00664 until a total of 593,985 Series E Preferred shares has been converted.

v.	$0.006905 until a total of 649,150 Series E Preferred shares has been converted.

w.	$0.007184 until a total of 706,555 Series E Preferred shares has been converted.

x.	$0.007476 until a total of 766,200 Series E Preferred shares has been converted.

4.2           Conversion Notice. The Holder of a share of Series E Preferred Stock may exercise its conversion right by giving written notice of conversion (the “Series E Conversion Notice”) (x) by facsimile to the Corporation confirmed by a telephone call or (y) by overnight delivery service, with a copy by facsimile to the Corporation’s counsel, as designated by the Corporation from time to time.  The Series E Conversion Notice must identify the certificate for the Series E shares being converted, and include the number of Series E shares being converted, the Conversion Date and a calculation of the Conversion Rate.  If such conversion will result in the conversion of all of the Series E Preferred Stock represented by a certificate, the Holder shall also surrender the certificate for the Series E Preferred Stock to the Corporation at its principal office (or such other office or agency of the Corporation may designate by notice in writing to the Holder) at any time during its usual business hours on the date set forth in the Conversion Notice.

4.3           Conversion Rate.  The Series E Shares shall be convertible into Common Shares at a rate equal to the number of Series E Shares to be converted multiplied by One Hundred Dollars ($100.00) per Series E Share, divided by the Breakout Price; provided, however, that if the Market Price for the Common Shares on the Conversion Date is less than the Minimum Conversion Price on the Conversion Date, then the conversion rate shall be equal to sixty percent (60%) of the Market Price.

4.4           Time Conversion Effected.    The Conversion shall be deemed to have been effected, and the “Conversion Date” shall be deemed to have occurred, on the date on which the Series E Conversion Notice shall have been received by the Corporation and at the time specified stated in such Conversion Notice, which must be during the calendar day of such notice.  The rights of the Holder of the Series E Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby, on the Conversion Date.  Issuance of shares of Common Stock issuable upon conversion that are requested to be registered in a name other than that of the registered Holder shall be subject to compliance with all applicable federal and state securities laws.

4.5           Fractional Shares.  The Corporation shall not, nor shall it cause its transfer agent to, issue any fraction of a share of Common Stock upon any conversion.  All shares of Common Stock (including fractions thereof) issuable upon conversion of shares of Series E Preferred Stock by the Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock.  If, after such aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round, or cause the transfer agent to round, such fraction of a share of Common Stock up to the nearest whole share.

4.6           Adjustments upon Subdivision or Combination of Common Stock.  If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Breakout Prices and the Minimum Conversion Prices in effect immediately prior to such subdivision will be proportionately decreased.  If the Corporation at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Breakout Prices and the Minimum Conversion Prices in effect immediately prior to such combination will be proportionately increased.

4.7           Reorganization, Reclassification, Consolidation, Merger or Sale.  Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an “Organic Change.”  Prior to the consummation of any Organic Change, the Corporation will make appropriate provision (in form and substance reasonably satisfactory to the Holder) to insure that the Holder will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock otherwise acquirable and receivable upon the conversion of the Series E Preferred Stock, such shares of stock, securities or assets as would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock that would have been acquirable and receivable had the Series E Preferred Stock been converted into shares of Common Stock immediately prior to such Organic Change.  In any such case, the Corporation will make appropriate provision (in form and substance reasonably satisfactory to the Holder) with respect to the Holder’s rights and interests to insure that the provisions of this Section 4.7 will thereafter be applicable to the Series E Preferred Stock.  The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes, by written instrument (in form and substance reasonably satisfactory to the holders of a more than sixty-six and two-thirds percent (66-2/3%) of Series E Preferred Stock then outstanding), the obligation to deliver to each holder of Series E Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

5.                          Vote to Change the Terms of or Issue Series E Preferred Stock.  The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series E Preferred Stock shall be required for any change to the Corporation’s Certificate of Incorporation that would amend, alter, change or repeal any of the preferences, limitations or relative rights of the Series E Preferred Stock.

6.                Notices.  In case at any time:

(a)           the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other pro rata distribution to the holders of its Common Stock; or

(b)           the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; or

(c)           there shall be any Organic Change;

then, in any one or more of such cases, the Corporation shall give, by first class mail, postage prepaid, or by facsimile or by recognized overnight delivery service to non-U.S. residents, addressed to the Registered Holders of the Series E Preferred Stock at the address of each such Holder as shown on the books of the Corporation, (i) at least twenty (20) Trading Days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such Organic Change and (ii) in the case of any such Organic Change, at least twenty (20) Trading Days’ prior written notice of the date when the same shall take place.  Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Organic Change.

7.           Record Owner.  The Corporation may deem the person in whose name shares of Series E Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat him as, the absolute owner of the Series E Preferred Stock for the purposes of conversion or redemption and for all other purposes, and the Corporation shall not be affected by any notice to the contrary.  All such payments and such conversion shall be valid and effective to satisfy and discharge the liabilities arising under this Certificate of Designations to the extent of the sum or sums so paid or the conversion so made.

THIRD:  That the said resolution of the Board of Directors, and the creation and authorization of issuance thereby of said series of preferred stock and determination thereby of the voting rights, dividend rate, liquidation preference and conversion right, were duly made by the Board of Directors pursuant to authority as aforesaid and in accordance with the General Corporation Law of the State of Delaware.

Signed on July 24, 2009

ECOSYSTEM CORPORATION

By:  /s/ Kevin Kreisler
       Chairman of the Board